Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	Eileen L. Beck
	(717) 225-2794	(717) 225-2793

GLATFELTER REPORTS THIRD QUARTER 2017 RESULTS

YORK, Pennsylvania – October 31, 2017 – Glatfelter (NYSE: GLT) today reported net income of $12.1 million, or $0.27 per diluted share for the third quarter of 2017 compared with net income of $19.6 million, or $0.44 per diluted share in the third quarter of 2016.  Adjusted earnings for the third quarter of 2017 was $21.9 million, or $0.50 per diluted share compared with $24.0 million, or $0.54 per diluted share, for the same period a year ago.  On an adjusted basis, earnings before interest, taxes, depreciation and amortization and excluding pension expense (“Adjusted EBITDA”) for the three months ended September 30, 2017 and 2016, totaled $50.6 million and $49.1 million, respectively, an increase of 3.1%.  Adjusted earnings and Adjusted EBITDA are non-GAAP financials measures for which reconciliations to the nearest GAAP-based measure are provided within this release.

Consolidated net sales totaled $413.3 million and $405.3 million for the three months ended September 30, 2017 and 2016, respectively.  In the Composite Fibers and Advanced Airlaid Materials business units, net sales increased by 5.0% and 6.6%, respectively, on a constant currency basis.  Specialty Papers’ net sales declined 4.0% in the quarter-over-quarter comparison.

“Our third quarter results reflect continued strong performance from our engineered materials businesses,” said Dante C. Parrini, Chairman and Chief Executive Officer.  “Composite Fibers and Advanced Airlaid Materials each posted revenue and profit growth during the quarter compared to the prior year.  Composite Fibers delivered a 17% improvement in operating profit driven primarily by a strong recovery in shipments of wallcover products and growth in other key product lines.  Likewise, our Advanced Airlaid Materials business generated a 29% profit improvement with volume growth largely coming from personal hygiene and wipes products. The strength of these businesses counterbalanced results from Specialty Papers, which continued to be challenged by the supply-demand and pricing pressures in the uncoated free sheet market.”

Mr. Parrini continued, “Looking ahead to the fourth quarter, we expect our engineered materials businesses to post a solid finish to the year.  We are also excited about the initial start-up of our new airlaid facility in Fort Smith, Arkansas which we expect will allow us to meet our target for commercial shipments beginning in the first quarter of 2018. Specialty Papers' markets remain challenging but we are working to implement the recently announced price increase and we expect to realize the full run-rate benefit of the cost improvement actions we took in the third quarter.  With the wrap-up of our major capital programs this year and the growth potential in our engineered materials businesses, we expect significantly improved cash flow in 2018.”

- more -

Glatfelter Reports Third Quarter 2017 Results	page 2

The following table sets forth a reconciliation of net income on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended September 30
	2017		2016
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$12,105	$0.27	$19,601	$0.44
Adjustments (pre-tax)
Cost optimization actions	6,839		—
Specialty Papers' environmental compliance	596		5,520
Airlaid capacity expansion costs	2,581		1,051
Timberland sales and related costs	(114)		—
Total adjustments (pre-tax)	9,902		6,571
Income taxes (1)	(123)		(2,193)
Total after-tax adjustments	9,779	0.22	4,378	0.10
Adjusted earnings	$21,884	$0.50	$23,979	$0.54

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Third Quarter Business Unit Results

Composite Fibers

	Three months ended September 30
Dollars in thousands	2017	2016	Change

Tons shipped	43,789	39,068	4,721	12.1%
Net sales	$142,349	$131,678	$10,671	8.1%
Operating income	16,363	13,964	2,399	17.2%
Operating margin	11.5%	10.6%

Composite Fibers’ net sales increased $10.7 million, or 8.1%, primarily due to higher shipping volumes and $4.2 million of favorable currency translation partially offset by $2.3 million from lower selling prices.

Composite Fibers’ third quarter of 2017 operating income totaled $16.4 million, an increase of $2.4 million compared to the year-ago period.  Higher shipping volumes, higher machine utilization rates and solid operating performance improved earnings by $5.8 million.  Lower selling prices and higher raw material costs, combined, decreased earnings by $4.3 million.  Currency translation favorably impacted results by $0.9 million.

Advanced Airlaid Materials

	Three months ended September 30
Dollars in thousands	2017	2016	Change

Tons shipped	26,244	25,197	1,047	4.2%
Net sales	$67,771	$61,863	$5,908	9.6%
Operating income	8,237	6,382	1,855	29.1%
Operating margin	12.2%	10.3%

Advanced Airlaid Materials’ net sales increased $5.9 million in the quarter-over-quarter comparison primarily due to a 4.2% increase in shipping volumes from continued growth of personal hygiene and wipes products and $1.8 million favorable impact from currency translation.

Glatfelter Reports Third Quarter 2017 Results	page 3

Operating income for the third quarter of 2017 increased 29.1% in the quarter-over-quarter comparison and totaled $8.2 million.  The improvement was driven by a $1.1 million benefit from higher volumes and a $0.4 million favorable impact from currency translation.

Specialty Papers

	Three months ended September 30
Dollars in thousands	2017	2016	Change

Tons shipped	197,080	197,260	(180)	(0.1)%
Net sales	$203,206	$211,760	$(8,554)	(4.0)%
Energy and related sales, net	1,236	1,346	(110)	(8.2)%
Operating income	12,474	18,737	(6,263)	(33.4)%
Operating margin	6.1%	8.8%

Specialty Papers’ net sales decreased $8.6 million, or 4.0%, as its markets continued to be impacted by a supply-demand imbalance resulting in lower selling prices of $6.5 million.

Specialty Papers’ operating income totaled $12.5 million in the third quarter of 2017, compared with $18.7 million the same period a year ago.  Aggressive cost control actions and lower maintenance spending more than offset the adverse impact of market-related downtime and higher depreciation, and increased operating income by $1.8 million.

Other Financial Information

In the third quarter of 2017, the Company recorded a provision for income taxes of $4.3 million on pre-tax income of $16.4 million.  On an adjusted earnings basis, the provision for income taxes totaled $4.4 million on an adjusted pre-tax income of $26.3 million.  The effective tax rate on adjusted earnings was 16.8% in the third quarter of 2017 compared with 13.0% in the same quarter a year ago.  The current quarter’s tax provision includes a benefit of $2.4 million primarily from a tax loss carryback opportunity and the release of U.S. tax reserves due to the lapse of statute of limitations.

During the third quarter of 2017, the Company recorded $6.8 million of one-time costs primarily related to the shutdown of a paper machine and a 15% reduction in salaried workforce in the Specialty Papers business unit.  The costs incurred consisted of $4.5 million related to the write-off of the machine and associated spare parts and the balance represented severance costs for the salaried positions. These costs have been excluded from the business unit results and from adjusted earnings.

2017 Year-to-Date Results

The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	Nine months ended September 30
	2017		2016
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$17,994	$0.41	$37,734	$0.86
Adjustments (pre-tax)
Cost optimization actions	9,627		88
Specialty Papers' environmental compliance	3,076		6,645
Airlaid capacity expansion costs	7,034		1,308
Timberland sales and related costs	(188)		—
Total adjustments (pre-tax)	19,549		8,041
Income taxes (1)	(1,122)		(2,736)
Total after-tax adjustments	18,427	0.41	5,305	0.12
Adjusted earnings	$36,421	$0.82	$43,039	$0.98

Glatfelter Reports Third Quarter 2017 Results	page 4

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related impact of valuation allowances.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Balance Sheet and Other Information

Cash and cash equivalents totaled $84.3 million as of September 30, 2017, and net debt was $385.9 million compared with $317.2 million at the end of 2016.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2017 and 2016 are summarized below:

Capital Expenditures	Three months ended September 30		Nine months ended September 30
In thousands	2017	2016	2017	2016

Airlaid capacity expansion	$11,426	$2,206	$32,847	$21,067
Specialty Papers' environmental compliance projects	768	15,757	12,618	52,544
Other capital expenditures	18,931	18,594	56,707	43,337
Total capital expenditures	$31,125	$36,557	$102,172	$116,948

Adjusted free cash flow for the first nine months of 2017, was $(3.9) million compared with $11.8 million in 2016.  (Refer to the calculation of these measures provided in this release.)

During the quarter, the Company paid $9.5 million to Georgia Pacific to settle claims related to the Fox River matter.  The settlement had no effect on our overall reserve for the Fox River matter.

Outlook

Composite Fibers’ shipping volumes in the fourth quarter of 2017 are expected to be approximately 10% lower than the third quarter driven by normal seasonality.  The majority of the impact from lower shipping volumes is expected to be offset by improved product mix.  Selling prices and overall raw material and energy prices are expected to be in-line with the third quarter.

Advanced Airlaid Materials’ shipping volumes in the fourth quarter are expected to be approximately 3% lower than the third quarter due to normal seasonality.  Selling prices and raw material and energy prices are expected to increase slightly compared with the third quarter.  For 2018, we anticipate shipping volumes will be 10% to 15% higher than 2017 driven by the start-up of the Fort Smith, Arkansas facility.

Specialty Papers’ shipping volumes in the fourth quarter are expected to be approximately 5% lower than the third quarter of 2017 due to normal seasonality.  Selling prices are expected to be in-line and raw material and energy prices are expected to increase compared to the third quarter.  Specialty Papers will also benefit by $1 million more than the third quarter from the cost reduction actions.

In addition, costs associated with the Specialty Papers environmental compliance projects and Advanced Airlaid Materials capacity expansion are expected to be $1 million and $3 million, respectively, during the fourth quarter and zero and $3 million, respectively, in 2018.

Consolidated capital expenditures are expected to total between $130 million and $135 million for 2017 and approximately $65 million to $70 million in 2018.

The effective tax rate on adjusted earnings is expected to be approximately 35% for the fourth quarter of 2017 and for 2018.

Glatfelter Reports Third Quarter 2017 Results	page 5

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its third quarter results.  The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below.  Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2017 Earnings Release Conference Call

When:	Tuesday, October 31, 2017, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	98637685

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	October 31, 2017, 2:00 p.m. through November 14, 2017, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	98637685

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions in the U.S., demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise.  Headquartered in York, PA, the Company employs approximately 4,200 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia.  Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT.  Additional information may be found at www.glatfelter.com.

Glatfelter Reports Third Quarter 2017 Results	page 6

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended September 30		Nine months ended September 30
In thousands, except per share	2017	2016	2017	2016
Net sales	$413,325	$405,301	$1,191,380	$1,213,932
Energy and related sales, net	1,236	1,346	3,346	4,013
Total revenues	414,561	406,647	1,194,726	1,217,945
Costs of products sold	359,826	345,477	1,052,626	1,056,209
Gross profit	54,735	61,170	142,100	161,736
Selling, general and administrative expenses	33,399	35,747	100,484	104,796
(Gains) losses on dispositions of plant, equipment
and timberlands, net	(24)	5	(50)	31
Operating income	21,360	25,418	41,666	56,909
Non-operating income (expense)
Interest expense	(4,547)	(3,895)	(13,031)	(11,964)
Interest income	51	52	209	204
Other, net	(478)	(573)	(906)	(956)
Total non-operating expense	(4,974)	(4,416)	(13,728)	(12,716)
Income before income taxes	16,386	21,002	27,938	44,193
Income tax provision	4,281	1,401	9,944	6,459
Net income	$12,105	$19,601	$17,994	$37,734

Earnings per share
Basic	$0.28	$0.45	$0.41	$0.87
Diluted	0.27	0.44	0.41	0.86
Cash dividends declared
per common share	$0.13	$0.125	$0.39	$0.375
Weighted average shares outstanding
Basic	43,617	43,576	43,601	43,552
Diluted	44,182	44,133	44,410	44,059

Glatfelter Reports Third Quarter 2017 Results	page 7

Business Unit Financial Information

(unaudited)

Three months ended September 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Net sales	$142.3	$131.7	$67.8	$61.9	$203.2	$211.8	$—	$—	$413.3	$405.3
Energy and related sales, net	—	—	—	—	1.2	1.3	—	—	1.2	1.3
Total revenue	142.3	131.7	67.8	61.9	204.4	213.1	—	—	414.6	406.6
Costs of products sold	115.0	105.8	57.2	53.5	179.7	180.1	7.9	6.1	359.8	345.5
Gross profit (loss)	27.3	25.9	10.6	8.4	24.7	33.0	(7.9)	(6.1)	54.7	61.2
SG&A	10.9	11.9	2.4	2.0	12.2	14.3	7.9	7.5	33.4	35.7
(Gains) losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	—	—	—	—
Total operating income (loss)	16.4	14.0	8.2	6.4	12.5	18.7	(15.8)	(13.6)	21.4	25.4
Non operating expense	—	—	—	—	—	—	(5.0)	(4.4)	(5.0)	(4.4)
Income (loss) before income taxes	$16.4	$14.0	$8.2	$6.4	$12.5	$18.7	$(20.8)	$(18.0)	$16.4	$21.0

Supplementary Data
Net tons sold (thousands)	43.8	39.1	26.2	25.2	197.1	197.3	—	—	267.1	261.5
Depreciation, depletion and amortization	$7.1	$6.9	$2.5	$2.4	$8.0	$6.4	$3.8	$0.6	$21.4	$16.3
Capital expenditures	3.8	5.1	12.6	4.3	10.2	26.7	4.5	0.5	31.1	36.6

Nine months ended September 30
Dollars in millions	Composite Fibers		Advanced Airlaid Materials		Specialty Papers		Other and Unallocated		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Net sales	$400.6	$391.6	$190.4	$183.4	$600.3	$638.9	$—	$—	$1,191.4	$1,213.9
Energy and related sales, net	—	—	—	—	3.3	4.0	—	—	3.3	4.0
Total revenue	400.6	391.6	190.4	183.4	603.6	642.9	—	—	1,194.7	1,217.9
Costs of products sold	322.2	316.0	160.7	157.5	555.7	574.1	14.0	8.6	1,052.6	1,056.2
Gross profit (loss)	78.4	75.6	29.7	25.9	47.9	68.8	(14.0)	(8.6)	142.1	161.7
SG&A	32.9	35.1	6.9	6.2	36.0	40.9	24.7	22.6	100.5	104.8
Losses on dispositions of plant, equipment
and timberlands, net	—	—	—	—	—	—	—	—	—	—
Total operating income (loss)	45.5	40.5	22.8	19.7	11.9	27.9	(38.7)	(31.2)	41.7	56.9
Non operating expense	—	—	—	—	—	—	(13.7)	(12.7)	(13.7)	(12.7)
Income (loss) before income taxes	$45.5	$40.5	$22.8	$19.7	$11.9	$27.9	$(52.4)	$(43.9)	$27.9	$44.2

Supplementary Data
Net tons sold (thousands)	124.5	116.7	76.6	74.1	578.4	597.7	—	—	779.5	788.5
Depreciation, depletion and amortization	$20.9	$21.2	$7.1	$7.0	$22.9	$19.7	$5.4	$1.8	$56.3	$49.7
Capital expenditures	10.6	13.7	36.1	25.0	44.2	77.4	11.3	0.8	102.2	116.9

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Glatfelter Reports Third Quarter 2017 Results	page 8

Selected Financial Information

(unaudited)

	Nine months ended September 30
In thousands	2017	2016

Cash Flow Data
Cash provided (used) by:
Operating activities	$52,796	$59,437
Investing activities	(102,055)	(117,293)
Financing activities	72,654	2,974

Depreciation, depletion and amortization	56,343	49,725
Capital expenditures	102,172	116,948

	September 30	December 31
	2017	2016
Balance Sheet Data
Cash and cash equivalents	$84,287	$55,444
Total assets	1,696,794	1,521,259
Total debt	470,147	372,608
Shareholders’ equity	710,596	653,826

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods.  For purposes of determining adjusted earnings, the following items are excluded:

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of certain business units in response to changes in business conditions.  The costs are primarily related to headcount reduction efforts, asset write-offs and certain contract termination costs.

•

Specialty Papers environmental compliance. These adjustments reflect non-capitalized, one-time costs incurred by the business unit directly related to the compliance with the U.S. EPA Best Available Retrofit Technology rule and the Boiler Maximum Achievable Control Technology rule.  This adjustment includes costs incurred during the transition period in which the newly installed equipment was brought on-line.

•	Airlaid capacity expansion costs. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows.  These adjustments are irregular in timing and amount and may significantly impact our operating performance.

Glatfelter Reports Third Quarter 2017 Results	page 9

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted EBITDA, excluding pension	Three months ended September 30		Nine months ended September 30
	2017	2016	2017	2016

Net income	$12,105	$19,601	$17,994	$37,734
Income tax provision	4,281	1,401	9,944	6,459
Depreciation and amortization	21,376	16,314	56,343	49,725
Interest expense, net	4,496	3,843	12,822	11,760
Pension expense	1,661	1,370	4,975	4,126

Adjustments to earnings
Cost optimization actions, net of depreciation	3,626	-	5,902	88
Specialty Papers' environmental compliance	596	5,520	3,076	6,645
Airlaid capacity expansion costs	2,581	1,051	7,034	1,308
Timberland sales and related costs	(114)	-	(188)	-
Adjusted EBITDA, excluding pension	$50,608	$49,100	$117,902	$117,845

Calculation of Adjusted Free Cash Flow	Three months ended September 30		Nine months ended September 30
In thousands	2017	2016	2017	2016

Cash from operations	$24,032	$22,797	$52,796	$59,437
Less: Capital expenditures	(31,125)	(36,557)	(102,172)	(116,948)
Add back: Airlaid capacity expansion	11,426	2,206	32,847	21,067
Add back: Specialty Papers' environmental compliance projects	768	15,757	12,618	52,544
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	—	—	—	(4,277)
Adjusted free cash flow	$5,101	$4,203	$(3,911)	$11,823

Net Debt	September 30	December 31
In thousands	2017	2016

Current portion of long-term debt	$11,122	$8,961
Long term debt	459,025	363,647
Total	470,147	372,608
Less: Cash	(84,287)	(55,444)
Net Debt	$385,860	$317,164